Exhibit 99.1

Travel + Leisure Co. Successfully Executes $875 million Secured Term Loan B Facility Repricing and Refinancing Transaction
ORLANDO, Fla. (Dec. 10, 2024) -- Travel + Leisure Co. (NYSE:TNL) announced today the closing of the Sixth Amendment to its Credit Agreement, which established an $875 million incremental term loan (the “2024 Term Loan B Facility”). The 2024 Term Loan B Facility matures on December 14, 2029, and priced at SOFR plus 250 basis points at par. This facility replaces and reprices the $593 million of outstanding borrowings under the 2023 incremental term loan B facility and refinances the $282 million of outstanding borrowings under the Company’s 2018 term loan B facility due May 31, 2025.
“We are very pleased with the transaction results. The continued strength of Travel + Leisure Co.’s business allowed us to capitalize on favorable market conditions and successfully refinance and reprice our term loan B facilities. Solid investor demand enabled us to extend the maturity date for our $282 million term loan due May 2025 and achieve annual interest savings of nearly $5 million with no original issue discount for the overall transaction.” said Mike Hug, Chief Financial Officer of Travel + Leisure Co.
###
About Travel + Leisure Co.
Travel + Leisure Co. (NYSE: TNL) is the world’s leading membership and leisure travel company, providing more than six million vacations to travelers every year. The company operates a portfolio of vacation ownership, travel club, and lifestyle travel brands designed to meet the needs of the modern leisure traveler, whether they’re traveling the world or staying a little closer to home. With hospitality and responsible tourism at its heart, the company’s 19,000+ dedicated associates around the globe help the company achieve its mission to put the world on vacation. Learn more at travelandleisureco.com.
Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations about future interest savings. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital markets on reasonable terms, at a reasonable cost or at all; adverse economic conditions including inflation and higher interest rates; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.
Investor Contact:
Travel + Leisure, Investor Relations
IR@travelandleisure.com
(407) 626-4050

Media Contact:
Steven Goldsmith Public Relations
(407) 626-5882
Steven.Goldsmith@travelandleisure.com Source: Travel + Leisure Co.